LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (the “Agreement”) is entered into this 14th day of December, 2012 (the “Effective Date”), by and between JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), formerly known as The Manufacturers Life Insurance Company (USA), a wholly owned subsidiary of Manulife Financial Corporation (the “Landlord”), successor by purchase and assignment to Proscenium, LLC; and THE WILLIAM CARTER COMPANY, a Massachusetts corporation (the “Tenant”).

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated February 16, 2001 (the “Original Lease”), as amended by the First Amendment to Lease dated May 31, 2001 (the “First Amendment”), the Second Amendment to Lease dated July 26, 2001 (the “Second Amendment”), the Third Amendment to Lease dated December 3, 2001 (the “Third Amendment”), the Fourth Amendment to Lease dated December 21, 2004 (the “Fourth Amendment”), the Fifth Amendment to Lease dated November 4, 2010 (the “Fifth Amendment”), the Sixth Amendment to Lease dated November 15, 2010 (the “Sixth Amendment”), the Seventh Amendment to Lease dated November 17, 2010 (the “Seventh Amendment”), the Eighth Amendment to Lease dated July 20, 2011 (the “Eighth Amendment”), the Ninth Amendment to Lease dated September 28, 2011 (the “Ninth Amendment”), the Tenth Amendment to Lease dated November 9, 2011 (the “Tenth Amendment”), the Eleventh Amendment to Lease dated January 13, 2012 (the “Eleventh Amendment”), the Twelfth Amendment to Lease dated September 21, 2012 (the “Twelfth Amendment”) and the Thirteenth Amendment to Lease dated November 29, 2012 (the “Thirteenth Amendment”; the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment, the Eleventh Amendment, the Twelfth Amendment and the Thirteenth Amendment, together with the “Licenses” (as defined below), as well as any and all other contracts or agreements between Landlord and Tenant pertaining to the “Lease”, the “Leased Premises”, and/or the “Building” (as such capitalized terms are defined below, including without limitation the parking facility serving the Building, are hereinafter collectively referred to as the “Lease”) whereby Tenant leases from Landlord certain premises consisting of an aggregate of approximately 153,927 rentable square feet of space (the “Leased Premises”) in the building commonly known as The Proscenium, located at 1170 Peachtree Street N.E., Atlanta, Georgia 30309 (the “Building”), for a term that commenced on October 1, 2001 and is scheduled to expire on June 30, 2015 (the “Term,” except for Suites 1900 and 1925, which are leased for a term ending December 31, 2013), such Leased Premises being comprised of the following spaces:

RSF        Floor        Suite #        Document

25,374    4th    Entire Floor    6th, 8th, 9th and 10th Amendments
5,881    5th    565        11th Amendment
3,956    5th    575        8th Amendment
25,393    6th    Entire Floor    4th Amendment
25,393    9th    Entire Floor    Original Lease
25,393    10th    Entire Floor    Original Lease
25,393    11th    Entire Floor    1st and 2nd Amendments
14,357    19th    1900        12th Amendment
2,787    19th    1925        13th Amendment
153,927 RSF

WHEREAS, Landlord and Tenant may also be parties to certain other agreements pursuant to which Tenant has the right to occupy or use certain other premises in the Building, or to use certain facilities appurtenant to the Building, such as the parking deck located on Crescent Avenue, or the parking garage located under the Building (all such other agreements being collectively referred to herein as the “Licenses”);

WHEREAS, subject to the contingency set forth herein, Landlord and Tenant desire to terminate the Lease early, effective December 31, 2013 (the “Termination Date”), as is more particularly described herein;

NOW THEREFORE, in consideration of their respective covenants and agreements as hereinafter set forth, the parties hereto do mutually covenant and agree to and with each other as follows:

1.	Effective Date. Unless set forth to the contrary herein, all terms and conditions of this Amendment shall be effective as of the Effective Date hereof set forth above.

2.	Defined terms. Unless specifically defined to the contrary herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Lease.

3.
Termination. Subject to the contingency set forth below, the Lease (which shall include all Licenses) shall be terminated effective 11:59 p.m. on the Termination Date as if the Term expired on the Termination Date set forth in this Agreement, rather than upon the expiration of the Term of the Lease, it being the intention of the parties that from and after the Termination Date neither Landlord nor Tenant shall have any further rights or obligations under the Lease except as set forth to the contrary in the last sentence of this Section 3. The parties shall be and remain liable for all obligations accruing under the Lease through the Termination Date, including but not limited to Tenant’s obligation for the payment of all Rent for the Leased Premises accruing under the Lease through the Termination Date. All options of Tenant to extend the Term of the Lease as to any portion of the Leased Premises, are hereby terminated and shall be of no further force or effect. All obligations of the parties that, pursuant to the terms and conditions of the Lease, would survive the expiration of the Lease shall also survive the early termination of the Lease, as if the Termination Date were the expiration date of the Term.

4.
Surrender of Leased Premises. Tenant shall surrender the Leased Premises in accordance with the terms of this paragraph, with such surrender to occur on or before the Termination Date, unless Tenant elects to holdover in the Leased Premises during the Permitted Holdover Period, defined below, in which case such surrender shall occur no later than February 28, 2014. In surrendering the Leased Premises, Tenant shall (i) remove all items of Tenant’s personal property from the Leased Premises; (ii) repair any damage to the Leased Premises and the Building caused during Tenant’s move from the Leased Premises; (iii) deliver all keys to the Leased Premises to Landlord’s management office for the Building; and (iv) return possession of the Leased Premises, broom-clean and free of debris. Any items of Tenant’s personal property remaining in the Leased Premises after the date on which surrender of the Leased Premises is required hereunder shall be deemed abandoned; Tenant shall not have any claim to such items nor shall Tenant have any claim to any proceeds of sale should Landlord elect to sell any of such abandoned items; and Tenant shall be responsible for all reasonable actual costs and expenses Landlord incurs in disposing of any of such items. Notwithstanding anything to the contrary appearing in the Lease, Tenant shall have no obligation to remove any alterations, additions or improvements made by or on behalf of Tenant to the Leased Premises (including but not limited to any telecommunications and/or computer cabling or wires, all of which may remain in the Leased Premises).

5.
Holdover. The provisions of Section 19(b) of the Original Lease, regarding a holding over by Tenant in the Leased Premises after the expiration of the Term, are hereby deleted from the Lease, and, from after the Effective Date hereof, the provisions of Section 19(a) of the Original Lease, as modified by the terms of this Paragraph 5, shall apply to any holding over by Tenant in all or any portion of the Leased Premises after the Termination Date. During any period of holding over, Tenant shall be liable for the payment of Rent (“Holdover Rent”) comprised of (i) Tenant’s Share of Operating Costs and all other amounts owed by Tenant under the Lease, other than Monthly Rent, calculated at the same rates in effect during the month immediately preceding the Termination Date (the “Monthly Additional Rent”); plus (ii) Monthly Rent due from Tenant calculated at the rate (the “Holdover Rate”) applicable during such holding over, determined as provided below. During any period of holding over, the Holdover Rent shall be calculated and assessed on a daily basis for each day of such holding over. In the event that Tenant holds over in part of, but not the entire, Leased Premises, then Holdover Rent shall be calculated based on the entire rentable area of the Leased Premises on any floor in which Tenant holds over in all or any part of the Leased Premises located on such floor. Except for a holding over by Tenant during the Permitted Holdover Period, defined below, nothing contained herein or in the Lease shall be construed as consent by Landlord to a holding over by Tenant in the Leased Premises or any portion thereof after the Termination Date.

(a)
Holdover Rate. Except as to a holding over by Tenant during the Permitted Holdover Period, defined below, the Holdover Rate applicable during any holding over by Tenant after the Termination Date shall be one hundred fifty percent (150%) of the Monthly Rent applicable under the Lease during the month immediately preceding the Termination Date; accordingly, except for Holdover Rent owed by Tenant during the Permitted Holdover Period, the Holdover Rent shall be comprised of Monthly Additional Rent, defined above, plus Monthly Rent calculated at such Holdover Rate.

(b)
Permitted holdover. Notwithstanding anything to the contrary appearing in the Lease, Tenant may elect to hold over in the Leased Premises for a period up to but not exceeding two (2) months (the “Permitted Holdover Period”) by delivering written notice of such election to Landlord no later than four (4) months prior to the Termination Date, defined above. The Holdover Rate applicable during the Permitted Holdover Period shall be one hundred ten percent (110%) of the Monthly Rent applicable during the month immediately preceding the Termination Date; accordingly, the Holdover Rent applicable during the Permitted Holdover Period shall be comprised of Monthly Additional Rent, defined above, plus Monthly Rent calculated at such Holdover Rate. After the expiration of the Permitted Holdover Period, Holdover Rent shall be calculated in accordance with the terms of Paragraph 5(a) above.

(c)
Damages. During the first three (3) months of any holding over by Tenant, Tenant shall not be liable for any damages sustained by Landlord as a result of such holding over. The terms of the Lease shall govern Tenant’s liability for damages that Landlord sustains after the expiration of such three (3) month period as a result of a holding over by Tenant in all or any portion of the Leased Premises. Nothing contained in this paragraph shall limit Tenant’s obligation for the payment of Holdover Rent.

6.
Contingency. The parties acknowledge that Landlord’s affiliate, Phipps Tower Associates, LLC (“Phipps Landlord”) and Tenant are, as of the Effective Date, hereof, negotiating to enter into a new lease (the “New Building Lease”) whereby the Phipps Landlord will lease to Tenant certain premises in a building owned by the Phipps Landlord and located at 3438 Peachtree Road, Atlanta, Georgia 30326, commonly known as Phipps Tower. The termination of the Lease, as set forth in this Agreement, is contingent upon the Phipps Landlord and Tenant entering into the New Building Lease, which has become binding and under which all contingencies to the effectiveness of the New Building Lease have been removed, satisfied or waived, within ten (10) business days after the Effective Date of this Agreement. If, for whatever reason, the New Building Lease does not become a binding agreement with no remaining contingencies to the effectiveness thereof within ten (10)

business days following the Effective Date of this Agreement, then this Agreement shall automatically become void. In the event that this Agreement automatically becomes void, then the Lease shall again be in full force and effect, any options of Tenant in effect as of the Effective Date that were terminated by this Agreement shall be reinstated; all modifications of the Lease set forth in this Agreement shall be void and of no further force or effect; and both parties shall be and remain fully liable for their respective obligations under the Lease until the expiration of the Lease Term, unless the Lease is otherwise terminated by the parties prior to such expiration. This confirms that it is the mutual intention of Landlord and Tenant that either the New Building Lease and this Agreement both become binding and remain in effect, or that neither this Agreement nor the New Building Lease becomes binding and remains in effect.

7.
Notices. Any notice or other communication required or permitted to be given under this Agreement shall be sufficient if in writing, and shall be effectively given or delivered if hand delivered to the addresses for Landlord and Tenant stated below, or if sent by registered or certified United States Mail, return receipt requested, or if sent by receipted overnight delivery service, to said addresses. Notice effected by hand delivery or receipted overnight delivery service shall be deemed to have been received at the time of actual delivery or refusal thereof. Any notice mailed shall be deemed to have been given upon the earlier of receipt or refusal thereof, or three (3) business days after mailing of same. Each party shall have the right to change its address to which notices shall thereafter be sent and the party to whose attention such notice shall be directed by giving the other party notice thereof in accordance with the provisions of this paragraph. Until such time as either party shall change its address, notices shall be forwarded as follows:

To Landlord:	John Hancock Life Insurance Company (U.S.A.)
c/o Manulife Financial
Atlanta Real Estate Office
1170 Peachtree Street, Suite 275
Atlanta, Georgia 30309
Attention: Lease Administration

{ADDRESSES FOR NOTICES CONTINUED ON NEXT PAGE}

with a copy to:

John Hancock Life Insurance Company (U.S.A.)
c/o Manulife Financial
Atlanta Real Estate Office
1170 Peachtree Street, Suite 1865
Atlanta, Georgia 30309
Attention: Lease Administration

To Tenant:	Through Termination Date:

The William Carter Company
1170 Peachtree Street, N.E.
Suite 900
Atlanta, Georgia 30309
Attention: Lease Administration

After Termination Date:

The William Carter Company
3438 Peachtree Road
Suite _____
Atlanta, Georgia 30326
Attention: Lease Administration

In either case, with a copy to:

Arnall Golden Gregory LLP
171 17th Street, NW, Suite 2100
Atlanta, GA 30363-1031
Attention: Abe J. Schear, Esq.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the parties have hereunto set their hands and affixed their seals effective the date and year first written above.

LANDLORD:

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a wholly owned subsidiary of Manulife Financial Corporation

By:    /s/ TERRY L. GILLIAM
Typed Name: Terry L. Gilliam

Title:    Managing Director, Southeastern US

TENANT:

THE WILLIAM CARTER COMPANY,
a Massachusetts corporation,

By: /s/ RICHARD F. WESTENBERGER
    [Signature]

Typed Name: Richard F. Westenberger

Title: Executive Vice President & Chief Financial Officer